Exhibit 99.3

Optionee:  _________________   Shares Subject to Option:  ___________

Dated: _________________



                             CYTOTHERAPEUTICS, INC.

                  PERFORMANCE-BASED INCENTIVE OPTION AGREEMENT


         This Agreement is made as of the date set forth above by and between CytoTherapeutics, Inc., a Delaware corporation (the "Company" or "CTI"), and the Optionee specified above (the "Optionee").

         WHEREAS, Optionee has entered into a Consulting or Employment Agreement with the Company which provides for the grant of the options evidenced hereby (the "Consulting/Employment Agreement"); and

         WHEREAS, Optionee is in a position to make a significant contribution to the long-term success of the Company, and in particular the Company's stemcell research program.

         NOW, THEREFORE, the Company and Optionee agree as follows:

         1. Grant of Option. This agreement evidences the grant by the Company to Optionee pursuant to the Company's 1997 StemCells Research Stock Option Plan (the "Plan") of an option to purchase, in whole or in part, on the terms provided herein, the number of shares specified above of the Company's Common Stock, $.01 par value (the "Common Stock"), at a per share price equal to the last sales price for the Common Stock on the NASDAQ National Market System on the last trading day prior to the date of this Agreement (the "Option"). This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Option shall terminate on the tenth anniversary of the date of this Agreement (the "Final Exercise Date"), and is subject to earlier termination as provided in Sections 6 and 7 below.

         2. Exercisability of Option. Subject to the terms and conditions hereof, this Option shall vest and become exercisable as follows:
                                                                    % of Shares
Milestone                                                                Vesting
---------                                                               --------


On the date of this Agreement                                             6.25%



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First Corporate Partnership (as defined below)
(before September 1, 1998)

   If greater than $5,000,000 and less than or equal to $10,000,000       6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000      8.75%

   If greater than  $15,000,000                                          11.25%

Second Corporate Partnership (before September 1, 1999)

   If greater than $5,000,000 and less than or equal to $10,000,000       6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000      8.75%

   If greater than $15,000,000                                           11.25%

First Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If greater than $5,000,000 and less than or equal to $10,000,000       6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000      8.75%

   If greater than $15,000,000                                           11.25%

Second Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If greater than $5,000,000 and less than or equal to $10,000,000       6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000      8.75%

   If greater than $15,000,000                                           11.25%

Commencement of first clinical trial of a CTI                            12.50%
stem cell product (before June 30, 2000)

Filing of first United States regulatory filing for                      12.50%
marketing 12.50% approval of a CTI stem cell product
(before June 30, 2003)


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Filing of first European Union or Japanese regulatory                    12.50%
filing for market approval with respect to a CTI stem cell product (before June 30, 2004)

First United States commercial approval of a                             25.00%
CTI stem cell product (before June 30, 2005)

First European Union or Japanese commercial                              25.00%
approval of a CTI stem cell product (before June 30, 2005)

For purposes of the foregoing, "Corporate Partnership" means any joint venture, licensing agreement, collaboration agreement, or research and development agreement to which the Company is a party and which is material to the long-term success of the Company. A "Corporate Partnership resulting from the discovery of a new stem cell" shall mean a Corporate Partnership which is formed to commercially develop technology resulting from research conducted pursuant to the Research Plan (as such term is defined in a letter agreement between the Company and Messrs. Weissman, Gage and Anderson, dated as of September __, 1997) which the corporate partner and CTI reasonably believe has resulted in the discovery of a previously undiscovered stem cell. The dollar amounts set forth above with respect to Corporate Partnerships refer to the receipt by the Company of the aggregate amount of the following payments received in connection with any such Corporate Partnership:

                  (i)      any non-refundable up-front license fees;

                  (ii) the present value of all non-refundable, non-contingent license fees payable at a later date;

                  (iii) the amount by which the purchase price paid for any non-refundable, non-contingent equity investment in the Company made in connection with such Corporate Partnership exceeds the fair market value of such equity investment as reasonably determined by the Board of Directors of the Company; and

                  (iv) 50% of all non-contingent payments for sponsored research under any sponsored research agreement, provided, however, that in the case of the $5 million target in each of the first two corporate partnership milestones, 100% of such payments shall count toward satisfaction of such target.

The Company shall not structure any Corporate Partnership in a bad faith effort to avoid giving rise to the vesting of options hereunder.

         3. Exercise of Option. Each election to exercise this Option shall be in writing, signed by Optionee or by his duly appointed guardian or representative, his executor or


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administrator  or the person or persons to whom this  Option is  transferred  by will or the applicable laws of descent and distribution (collectively, the "Legal Representative"), and received by the Company at its principal office in Providence, Rhode Island, accompanied by payment in full as provided in Section 4 below. In the event this Option is exercised by such Legal Representative, the Company shall be under no obligation to deliver stock hereunder unless and until the Company is reasonably satisfied that the person or persons exercising this Option is or are the duly appointed guardian(s) or representative(s) of Optionee, the duly appointed executor(s) or administrator(s) of the deceased Optionee or the person or persons to whom this Option has been transferred by will or the applicable laws of descent and distribution.

         4. Payment for Stock. Shares of Common Stock shall be issued only upon receipt by the Company of full payment of the purchase price for the shares as to which this Option is exercised. The purchase price is payable by Optionee to the Company either (i) in cash or by certified check or cashier's check payable to the order of the Company; or (ii) through the delivery of shares of Common Stock (duly owned by Optionee and as to which Optionee has good title free and clear of any liens and encumbrances) which have been outstanding for at least six months and which have a fair market value (as determined by the Board of Directors of the Company) on the last business day prior to the date of exercise of this Option equal to the purchase price; or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or (iv) by any combination of the forgoing permissible forms of payment. The Company will not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be listed upon official notice that legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. The Company will use its best efforts to effect any such compliance or listing, and Optionee agrees to take any action reasonably requested by the Company in connection therewith. Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder, the Company will promptly file a Registration Statement on Form S-8 (or any successor form), with respect to the shares of Common Stock issuable upon exercise of this Option, and the Company will use all reasonable efforts to maintain the effectiveness of such registration statement for so long as this Option shall remain outstanding. The Company may require that Optionee agree that he will notify the Company when he makes any disposition of the shares issued upon exercise of this Option whether by sale, gift or otherwise. Optionee will have the rights of a shareholder only as to shares actually acquired by him upon exercise of this Option.

         5. Non-transferability of Option. This Option may not be transferred by Optionee otherwise than by will or by the laws of descent and distribution. During Optionee's lifetime this Option may be exercised only by Optionee or Optionee's duly appointed guardian or representative.


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         6.  Termination  of  Service.  In the  event  Optionee  ceases  to be a consultant to or employee of the Company because the Company terminates his service for Cause (as defined in the Consulting/Employment Agreement) or Optionee terminates his service without Good Reason (as defined in the Consulting/Employment Agreement), this Option shall immediately terminate except that Optionee may thereafter exercise this Option, to the extent he was entitled to exercise it on the date when his service terminated, for a period of 90 days after the date of such termination. In no event, however, may this Option be exercised after the Final Exercise Date.

         7. Death or Disability. In the event Optionee dies or Optionee's service with the Company terminates by reason of disability (meaning the inability of Optionee, because of physical or mental illness or injury, to perform substantially all of his duties and responsibilities to the Company), this Option shall continue to be eligible for vesting as set forth in Section 2 of this Agreement for a period of two years after Optionee's death or the termination of his service because of disability. In addition, this Option may be exercised, as to all or any of (a) the shares that Optionee was entitled to purchase immediately prior to his death or the termination of his service because of disability and (b) the shares that vest in accordance with the preceding sentence, by Optionee or his Legal Representative, at any time or times within three years after his death or such termination of service. Except as so exercised this Option will expire at the end of such period. In no event, however, may this Option be exercised after the Final Exercise Date.

         8. Administration. This Option will be administered by the Board of Directors of the Company, which will have the authority to interpret this agreement and to decide all questions and settle all controversies and disputes which may arise in connection herewith. All decisions, determinations and interpretations of the Board of Directors will be binding on all parties concerned. A majority of the members of the Board of Directors will constitute a quorum, and all determinations of the Board of Directors will be made by a majority of its members. Any determination of the Board of Directors under this agreement may be made without notice or meeting of the Board of Directors by a written instrument signed by a majority of the members of the Board of Directors. In the event of any conflict between the terms of this Option and the terms of the Plan the terms of this Option will control.

         9. Stock to be Delivered. Stock to be delivered upon exercise of this Option may constitute an original issue of authorized but unissued stock or may consist of previously issued stock acquired by the Company as determined from time to time by the Board of Directors. The Board of Directors and the proper officers of the Company will take any appropriate action required for such delivery.

         10. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Board of Directors of the Company (whose determination will be binding on Optionee) will make


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appropriate  adjustments  to the  number  and kind of  shares  of stock or other securities subject to this Option, the exercise price and other relevant provisions. Except as provided in the following paragraph, in the event of a Change in Control (as defined below), this Option will expire and cease to be exercisable, provided that at least twenty days prior to the effective date of any such Change in Control, the Board of Directors shall either (a) make this Option immediately exercisable in full, or (b) arrange to have the acquiror or an affiliate thereof grant a replacement option or other replacement award containing terms that the Board of Directors reasonably determines to be equitable under the circumstances. "Change in Control" means any consolidation or merger in which the Company is not the surviving corporation, a transaction or series of related transactions that result in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company's assets.

         11. Acceleration of Options on Change in Control. Any Change in Control will result in the accelerated vesting of the lesser of (i) 50% of the shares originally issuable pursuant to this Option or (ii) all of the shares which would become vested on the achievement of all milestones which are not time-barred at the time of Change in Control.

In addition, the Shares subject to this Option shall be accelerated under the circumstances and to the extent described in Section 1 (f) of the Agreement (the "Research Agreement") dated September 26, 1997 among the Company, Irving Weissman and Fred H. Gage.

         12. Amendments. The Board of Directors of the Company may at any time or times amend this Option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment will adversely affect the rights of Optionee without his consent.

         13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware (not including the conflict of laws principles thereof).




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                                                    [Incentive Option Agreement]

         IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer. This Option is granted at the Company's office, on the date stated above.


                                                 CYTOTHERAPEUTICS, INC.



                                                 By:___________________________
                                                    President



Accepted and Agreed:



-----------------------------
Optionee






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